Exhibit 15.2

Harney Westwood & Riegels 3rd Floor, Harbour Place 103 South Church Street, PO Box 10240 Grand Cayman KY1-1002, Cayman Islands Tel: +1 345 949 8599 Fax: +1 345 949 4451

March 31, 2025

By Email

Nick.Hoffman@harneys.com/ Chai.Ridgers@harneys.com

+1 345 815 2916/+852 5806 7869

CAR/NXH/054067.0001

Luckin Coffee Inc.

Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Dear Sir or Madam

Luckin Coffee Inc. (the Company) - Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 December 2024 with the U.S, Securities and Exchange Commission. We confirm that we do not have any objections with (i) the Cayman Islands law advice under the heading “4.B. Business Overview” sub-heading “Enforceability of Civil Liabilities,” (ii) the Cayman Islands Taxation advice under the heading “10.E. Taxation” sub-heading “Cayman Islands Taxation,” and (iii) the statement under the heading “Item 16.G. Corporate Governance” in the annual report. We further consent to the incorporation by reference of the summaries of our opinions under these headings into Luckin Coffee Inc.’s registration statement on Form S-8 (File No. 333-232089) that was filed on June 13, 2019 and the registration statement on Form S-8 (File No. 333-260577) that was filed on October 29, 2021.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

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